  Exhibit 10.13

Via Electronic Mail

November 8, 2019

Dear SK Energy, LLC:

Pursuant to our discussion, effective and commencing November 1, 2019, SK Energy, LLC agrees to sublease one (1) office from PEDEVCO Corp. at its headquarters located at 575 N. Dairy Ashford, Energy Center II, Suite 210, Houston, Texas 77079, such office to be mutually agreed upon by SK Energy, LLC and PEDEVCO Corp., for a monthly lease amount of $1,200, payable monthly in advance by the 10th of each month. This sublease may be terminated by either party at any time upon prior written notice delivered to the other party.

Thank you,

PEDEVCO CORP.

                                                                                                            /s/ Clark R. Moore
Name: Clark R. Moore
Title: EVP and General Counsel

Agreed and Acknowledged:

SK Energy, LLC

/s/ Simon Kukes
Dr. Simon Kukes, CEO and Owner